                                   EXHIBIT 12

                         JOSTENS, INC. AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)


                                                                                       Years ended
                                                           ------------------------------------------------------------------------
                                                           December 29,  December 30,    January 1,       January 2,     January 3,
Dollars in thousands                                           2001          2000          2000             1999           1998
-----------------------------------------------------------------------------------------------------------------------------------

Earnings
Income from continuing operations before income taxes       $ 26,540       $(10,468)      $43,999         $35,952         $52,379

Interest expense (excluding capitalized interest)             79,035         60,252         7,486           7,026           6,866

Portion of rent expense under long-term operating leases
representative of an interest factor                           1,164          1,121         1,483           1,233           2,133

-----------------------------------------------------------------------------------------------------------------------------------
Total earnings                                              $106,739       $ 50,905       $52,968         $44,211         $61,378
===================================================================================================================================

Fixed charges
Interest expense (including capitalized interest)           $ 79,035       $ 60,252       $ 7,887         $ 7,729         $ 6,866

Portion of rent expense under long-term operating leases
representative of an interest factor                           1,164          1,121         1,483           1,233           2,133

------------------------------------------------------------------------------------------------------------------------------------
Total fixed charges                                         $ 80,199       $ 61,373       $ 9,370         $ 8,962         $ 8,999
====================================================================================================================================

Ratio of earnings to fixed charges                               1.3            0.8           5.7             4.9             6.8
